As filed with the Securities and Exchange Commission on November 23, 2015

Registration No. 333-161645

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-161645

UNDER THE SECURITIES ACT OF 1933

DAEGIS INC.

(Exact Name of Registrant as specified in its charter)

Delaware	94-2710559
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 E. Las Colinas Blvd, Suite 1500

Irving, Texas 75039

(214 584-6400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gordon A. Davies

Secretary

Daegis Inc.

c/o Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L 0A1

(519) 888-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil Whoriskey, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

212-225-2000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment to the Registration Statement on Form S-3 (No. 333-161645), as amended (the “Registration Statement”), is being filed to remove from registration all unsold securities of Daegis Inc. (the “Company”) registered under the Registration Statement.

On October 8, 2015, the Company, Open Text Corporation, a Canadian Corporation (“OpenText”), and Company D Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of OpenText (“Purchaser”), entered into an Agreement and Plan of Merger (the “Agreement”). The Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as an indirect wholly owned subsidiary of OpenText. The Merger became effective on November 23, 2015 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

As of the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger (other than each share (i) held by OpenText, the Company or any wholly-owned subsidiary of OpenText (including Purchaser) or the Company, which will be cancelled and cease to exist without any payment being made with respect to such share or (ii) owned by the Company’s stockholders who are entitled to and who properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law with respect to such share) was cancelled and converted into the right to receive $0.82 in cash, without interest thereon and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post–effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on November 23, 2015.

DAEGIS INC.

By:	/s/ Gordon A. Davies
	Name:	Gordon A. Davies
	Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Doolittle John Doolittle	Director, President and Treasurer	November 23, 2015

/s/ Gordon A. Davies Gordon A. Davies	Director and Secretary	November 23, 2015

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